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EXHIBIT 3.71

AMENDED CERTIFICATE OF LIMITED PARTNERSHIP

OF

HUNTSMAN PURCHASING, LTD.

        THIS AMENDED CERTIFICATE OF LIMITED PARTNERSHIP is made and executed as of the 1st day of January, 2000, by the undersigned, constituting the sole General Partner of Huntsman Purchasing, Ltd., a Utah limited partnership (hereinafter sometimes referred to as the "Partnership").

RECITALS:

        A.    The original General Partner of the Partnership executed a Certificate of Limited Partnership dated the 30th day of December, 1996, and filed such Certificate with the Division of Corporations and Commercial Code of the Utah Department of Commerce on the 31st day of December, 1996.

        B.    Huntsman Procurement Corporation has become the new General Partner of the Partnership replacing Huntsman Polypropylene Corporation, a Utah corporation, which was merged into Huntsman Corporation, a Utah corporation.

        C.    The Partnership desires to completely amend its Certificate of Limited Partnership in order to comply with the provisions of the Utah Revised Uniform Limited Partnership Act, Section 48-2a-101 et seq., Utah Code Annotated (1953), as amended, and by this Amendment is amending its Certificate of Limited Partnership in its entirety.

        NOW, THEREFORE, in accordance with the provisions of Section 48-2a-202 of the Utah Revised Uniform Limited Partnership Act, as amended, the Partnership hereby amends its previously filed Certificate of Limited Partnership in its entirety to read as follows;

          1.    Name.    The name of the Partnership is HUNTSMAN PURCHASING, LTD.

          2.    Registered Agent.    The name of the Partnership's registered agent for service of process in the State of Utah is SAMUEL D. SCRUGGS, and the address of the said registered agent is 500 Huntsman Way, Salt Lake City, Utah 84108.

/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs

          3.    Substitute Service of Process.    The Director of the Division of Corporations and Commercial Code of the Utah Department of Commerce is hereby appointed as the agent of the Partnership for service of process if no registered agent is appointed for the Partnership, or, if appointed, the authority of the registered agent is revoked or if said registered agent cannot be found or served with the exercise of reasonable diligence.

          4.    Principal Place of Business.    The address of the principal place of business of the Partnership where the records required to be maintained by the Partnership pursuant to Section 48-2a-105 of Utah Code Annotated (1953), as amended, are to be kept is 500 Huntsman Way, Salt Lake City, Utah 84108.

          5.    General Partner.    The name and business address of the General Partner of the Partnership are as follows:

Name	Business Address
Huntsman Procurement Corporation, a Utah corporation	500 Huntsman Way Salt Lake City, Utah 84108

          6.    Term.    The latest date upon which the Partnership is to dissolve, wind-up, and be cancelled is December 31, 2046, unless sooner terminated pursuant to the terms of the Partnership Agreement.

        IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that it is the sole General Partner of the Partnership and that the facts stated in the foregoing Amended Certificate of Limited Partnership are true.

HUNTSMAN PROCUREMENT CORPORATION, a Utah corporation
By	/s/ TODD ZAGOREC Its Vice President

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AMENDED CERTIFICATE OF LIMITED PARTNERSHIP OF HUNTSMAN PURCHASING, LTD.
RECITALS